Exhibit 10.1

EXECUTION VERSION

FORBEARANCE AND FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FORBEARANCE AND FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is made as of this 22nd day of January, 2024 (the “Effective Date”) by and among Presto Automation LLC (f/k/a E La Carte, LLC, f/k/a Ventoux Merger Sub II LLC) as Delaware limited liability company (“Borrower”), Presto Automation Inc. (f/k/a Ventoux CCM Acquisition Corp.), a Delaware corporation (the “Parent”), and Metropolitan Partners Group Administration, LLC, a Delaware limited liability company, in its capacity as administrative, agent and collateral agent (in such capacity, the “Agent”) under the Credit Agreement (as defined below), and the Lenders (as defined below) signatory hereto.

Recitals

A.            Borrower and Parent are parties to that certain Credit Agreement dated September 21, 2022, by and between Borrower, Parent, each other Loan Party thereto, Agent, and the financial institutions party thereto from time to time (the “Lenders”), as amended by the Waiver and First Amendment to Credit Agreement dated March 31, 2023, Second Amendment to Credit Agreement dated May 25, 2023, and Third Amendment to Credit Agreement dated October 10, 2023 (collectively, and as amended, restated, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”).1

B.            As of the date hereof, Event of Defaults have occurred and are continuing under the Credit Agreement set forth on Schedule A (the “Existing Defaults”). As of the date hereof, the Existing Defaults have not been waived, and are continuing.

C.            The Loan Parties have asked Agent and the Lenders to forbear from further exercising their respective rights and remedies against the Loan Parties as a result of the Existing Defaults and certain other anticipated defaults set forth on Schedule A to this Agreement (“Anticipated Defaults”, and together with the Existing Defaults, the “Forbearance Defaults”).

D.            Subject to the satisfaction of the conditions set forth herein, the Agent and the Lenders are willing to forbear for a limited period from further exercising their rights and remedies against the Loan Parties until the Forbearance Termination Date (as defined below), solely upon the terms and conditions set forth herein.

E.            In consideration of the terms, conditions and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, promise and agree as follows:

Agreement

1.             Recitals Incorporated. The recitals and prefatory phrases and paragraphs set forth above are hereby incorporated in full and made a part of this Agreement.

1 All capitalized terms not otherwise defined in this Agreement have the definitions attributable to them in the Credit Agreement.

2.             Acknowledgment of Obligations. Each of the Loan Parties signatory hereto hereby acknowledges, confirms, and agrees that as of the close of business on January 14, 2024, the Loan Parties are indebted to the Lenders in the principal amount of $51,723,666.35 plus accrued interest, fees, costs, expenses and other charges, under the Credit Agreement and other Loan Documents (the “Outstanding Balance”). The Outstanding Balance, together with interest accruing thereon, and all fees, costs, expenses, and other charges now or hereafter payable by the Loan Parties to Lenders pursuant to the Loan Documents and hereunder, is unconditionally owing by the Loan Parties to the Lenders, without offset, defense, or counterclaim of any kind, nature, or description whatsoever.

3.             Acknowledgment of Security Interests. Each of the Loan Parties signatory hereto hereby acknowledges, confirms, and agrees that the Agent, for the ratable benefit of itself and the Lenders, has and shall continue to have valid, enforceable, and perfected first-priority Liens upon and security interests in the Collateral pursuant to the Security Documents and any other Loan Document pursuant to which Agent is granted a Lien, and the validity and perfection of such Liens and security interests shall remain unaffected by the parties’ execution of this Agreement.

4.             Binding Effect of Documents. Each of the Loan Parties signatory hereto hereby acknowledges, confirms, and agrees that: (i) each of the Loan Documents to which it is a party has been duly executed and delivered to Agent and the Lenders by such Loan Party, and each is and shall remain in full force and effect as of the Effective Date; (ii) the agreements and obligations of such Loan Party contained in the Loan Documents and in this Agreement constitute the legal, valid, and binding obligations of such Loan Party, enforceable against it in accordance with their respective terms, and such Loan Party has no valid defense to the enforcement of the obligations; and (iii) the Agent and the Lenders are entitled to the rights, remedies, and benefits provided for under the Loan Documents and applicable law.

5.             Acknowledgment of Forbearance Defaults. Each of the Loan Parties signatory hereto hereby acknowledges and agrees that (i) the Existing Defaults have occurred and are continuing, (ii) each of the Existing Defaults constitute, and each of the Anticipated Defaults will constitute, an “Event of Default” under the Loan Documents, and (iii) as a result of such Events of Default, the Agent and the Lenders are and have been (and with respect to the Anticipated Defaults, will be) entitled to exercise their respective rights and remedies under the Loan Documents, applicable law, or otherwise. Each of the Loan Parties further represents and warrants that as of the Effective Date, no other Events of Default under the Loan Documents exist. The Agent and the Lenders have not waived and do not intend to waive any Forbearance Default, or any other Default or Event of Default which may exist under any Loan Document, and nothing contained herein or the transactions contemplated hereby shall be deemed to constitute such a waiver.

6.             Representations of Loan Parties. Each of the Loan Parties represents and warrants to the Agent and the Lenders as follows:

(i)             Loan Document Representations. Each of the representations and warranties made by or on behalf of such Loan Party to the Agent and Lenders in any of the Loan Documents was true and correct when made, and is true and correct in all material respects on and as of the Effective Date (except for (x) representations and warranties which are already subject to materiality, which shall be true and correct in all respects, and those referring to an earlier date, which shall be true and correct in all material respects as of such date, (y) any representations and warranties that no default or Event of Default exists, solely with respect to the Forbearance Defaults, and (z) those items specifically identified on Schedule C hereto), with the same full force and effect as if each of such representations and warranties had been made by such Loan Party on the Effective Date and in this Agreement.

(ii)           Binding Effect of Documents. This Agreement has been duly authorized, executed, and delivered to the Agent and the Lenders by such Loan Party and is enforceable in accordance with its terms and is in full force and effect.

(iii)          No Conflict. The execution, delivery, and performance of this Agreement by such Loan Party will not violate any requirement of law or contractual obligation of such Loan Party and will not result in, or require, the creation or imposition of any lien on any of its properties or revenues.

7.             Forbearance.

(i)                 In reliance upon the undertakings, representations, warranties, and covenants of each Loan Party contained in this Agreement, and subject to the terms and conditions of this Agreement and any documents or instruments executed in connection herewith, the Agent and the Lenders agree to forbear from further exercising their respective rights and remedies under the Loan Documents or applicable law in respect of or arising out of the Forbearance Defaults for the period commencing on the Effective Date and ending on the Forbearance Termination Date (as defined below) (the “Forbearance Period”).

(ii)           As used herein, the “Forbearance Termination Date” means the date that is the earliest of: (a) January 29, 2024; (b) the date on which any Loan Party commences, or threatens in writing to commence, any litigation against the Agent or any Lender; (c) the date on which any Loan Party takes any action inconsistent with the Agent’s or any Lender’s interests in the Collateral; (d) the commencement of any Insolvency Proceeding by or against any Loan Party; (e) any amendment to the Loan Parties’ Operating Documents, or the Company’s entry into any stockholders agreement or other Operating Document, which in any way amends or alters (other than such amendments or agreements as are required in order to give effect to the provisions of this Agreement and which shall be reasonably acceptable to the Agent) (A) the composition of the Loan Parties’ Governing Bodies, including providing any stockholder or other Person with any right to designate a director, (B) the relative voting rights of members of such Governing Bodies or stockholders, or (C) the terms of the Loan Parties’ governance, or (f) the occurrence or existence of any Default or Event of Default hereunder or under any Loan Document, or any event or circumstance which, with notice or the passage of time, shall become an Event of Default (an “Unmatured Default”), other than the Forbearance Defaults. For purposes of clarity, failure of the Loan Parties to satisfy any of the covenants herein will constitute an immediate Event of Default for purposes of determining the Forbearance Termination Date. An “Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any Debtor Relief Law, or any agreement of such Person with respect to relief available under any Debtor Relief Law.

(iii)          Immediately upon termination of the Forbearance Period the agreement of the Lenders to forbear shall automatically and without further action terminate and be of no force and effect, it being expressly agreed that the effect of such termination will be to permit the Agent and each Lender to exercise immediately all rights and remedies available to it under the Loan Documents and applicable law, including, without limitation, to accelerate all of the Obligations and impose the Default Rate, in each case without any further notice, demand, presentment, protest, passage of time, or forbearance of any kind (all of which each Loan Party hereby expressly waives).

(iv)          The Loan Parties understand and accept the temporary nature of the forbearance provided hereby, and the Loan Parties further acknowledge and agree that the Agent and the Lenders have given no assurances, written or oral, that they will extend such forbearance or provide waivers or amendments to the Credit Agreement or any other Loan Document. Nothing in this Forbearance Agreement constitutes a legal obligation on the Agent or any Lender to participate in any restructuring of the Credit Agreement or to execute any related documents and no such obligation shall arise except pursuant to definitive documentation acceptable to and executed by the Agent and the Lenders in their sole and absolute discretion.

(v)           In connection with and in consideration for entering into this Agreement on the terms set forth herein, the Loan Parties shall pay to the Agent, for the benefit of the Lenders, a forbearance fee in the amount of $250,000 (the “Forbearance Fee”), which Forbearance Fee shall not be refundable for any reason and shall be fully earned on the Effective Date. The Forbearance Fee shall be paid on the earliest to occur of (a) first issuance of a Capital Raise following the Effective Date and (b) January 31, 2024. Payment of the Forbearance Fee shall be made in Dollars, by wire transfer of immediately available funds, to the account designated by Agent in writing to the Loan Parties, without deduction, set-off or counterclaim.

(vi)          On the earliest to occur of (a) first issuance of a Capital Raise following the Effective Date and (b) January 31, 2024, the Loan Parties shall pay to the Agent and the Lenders all fees, expenses and disbursements (including the legal fees and expenses of Agent’s counsel) required to be reimbursed or paid by the Loan Parties hereunder, under Section 9.8 of the Credit Agreement or otherwise through such date (and without limiting the Loan Parties obligation to pay any other fees, expenses and disbursements hereunder, under Section 9.8 of the Credit Agreement or otherwise in the future); including, without limitation the fees, costs and expenses of K&L Gates LLP, as counsel to the Agent. All such payments shall be in Dollars, by wire transfer of immediately available funds.

8.             Milestones; Additional Agreements

(i)             So long as the Forbearance Termination Date has not then occurred, in the event that the Loan Parties raise additional capital after the date of this Agreement in the form of new equity interests of Parent or convertible subordinated notes issued by the Borrower or Parent in form and substance reasonably acceptable to the Agent, and, in the case of convertible notes, which satisfy the requirements set forth on Schedule B, in one or a series of transactions (such issuances after the date of this Agreement, collectively, a “Capital Raise”) resulting in gross cash proceeds to the Loan Parties of not less than $6,000,000 prior to January 29, 2024, and effective on the closing date of the applicable issuance of a Capital Raise:

(1)           the expiration date in clause (a) of the definition of “Forbearance Termination Date” shall be automatically extended to February 29, 2024;

(2)           Clause (b) of the definition of “PIK Limit” shall be amended to add the months ending April 30, 2024, May 31, 2024 and June 30, 2024;

(3)            the Interest Rate shall be temporarily reduced to eight percent (8%) per annum through December 31, 2024 (after which it will revert to fifteen percent (15%) per annum);

(4)           as additional consideration for the Agent’s and the Lenders’ agreements set forth herein, Parent will issue to the Lenders new warrants to purchase at a price of $0.01 per share a number of shares of the Parent’s common stock equal to the quotient, rounded up to the nearest integer, of (x) the aggregate dollar amount of interest that would accrue on the Outstanding Balance for the period beginning on the date of issuance through December 31, 2024, at a rate of four percent (4%) per annum, divided by (y) the fully-diluted average per share price for all common stock issued in the Capital Raise (including any common stock underlying any convertible debt, warrants, options or similar instruments sold to investors, or common stock, convertible debt, warrants, options or similar instruments provided as an equity “kicker” in such Capital Raise), in form and substance acceptable to the Agent;

(5)            the Agent will agree to allow the Loan Parties to defer payment on the Monitoring Fee for the period ending March 31, 2024 until June 30, 2024; and

(6)            the Lenders shall cause the holders of those four (4) certain Amended and Restated Warrants to Purchase Common Stock, each dated as of November 21, 2023 (the “Penny Warrants”), held by the Lenders or their designees, to provide written waivers of the anti-dilution protection set forth in Section 2(b) thereof solely for the applicable issuance under the Capital Raise, subject in each case, to Parent receiving from (1) Presto CA LLC (and any assignee of such entity) a substantially similar written waiver of the anti-dilution protection set forth in Section 4.11 of that certain Securities Purchase Agreement, dated October 10, 2023 solely for the applicable issuance under the Capital Raise; and (2) the purchasers of shares in Parent via Common Stock Purchase Agreements, each dated as of November 16, 2023, substantially similar written waivers of the anti-dilution protection set forth in Article IV of each Common Stock Purchase Agreement solely for the applicable issuance under the Capital Raise.

(ii)           So long as the Forbearance Termination Date has not then occurred, in the event that a Capital Raise has resulted in aggregate gross cash proceeds to the Loan Parties of not less than $12,000,000 on or before February 29, 2024 and effective on the closing date of the applicable issuance of a Capital Raise:

(1)           the expiration date in clause (a) of the definition of “Forbearance Termination Date” shall be automatically extended to September 30, 2024;

(2)            Metropolitan (through one or more Lenders, its Approved Funds or a combination thereof, in Metropolitan’s sole and absolute discretion) will make advances totaling, in the aggregate, an additional $3,000,000 to the Loan Parties which will take the form of additional Term Loans under the Credit Agreement;

(3)           Clause (b) of the definition of “PIK Limit” shall be amended to add the months ending July 31, 2024, August 31, 2024 and September 30, 2024;

(4)           the Agent will agree to allow the Loan Parties to defer payment on the Monitoring Fee for the periods ending March 31, 2024 and June 30, 2024 until September 30, 2024; and

(5)            the Lenders shall cause the holders of the Penny Warrants which are Lenders or their designees, to provide written waivers of the anti-dilution protection set forth in Section 2(b) thereof solely for the applicable issuance under the Capital Raise, subject in each case, to Parent receiving from (1) Presto CA LLC (and any assignee of such entity) a substantially similar written waiver of the anti-dilution protection set forth in Section 4.11 of that certain Securities Purchase Agreement, dated October 10, 2023 solely for the applicable issuance under the Capital Raise; and (2) the purchasers of shares in Parent via Common Stock Purchase Agreements, each dated as of November 16, 2023, substantially similar written waivers of the anti-dilution protection set forth in Article IV of each Common Stock Purchase Agreement solely for the applicable issuance under the Capital Raise.

(iii)          So long as the Forbearance Termination Date has not then occurred, in the event that the gross cash proceeds of the Capital Raise exceed $18,000,000 ((i)exclusive of any new cash funded by Metropolitan in or alongside the Capital Raise, but (ii) inclusive of any proceeds received from the respondent in respect of the XAC Litigation whether by settlement or direct payment to the Loan Parties, but not the proceeds of any Disposition of any interest in the XAC Litigation or the proceeds thereof) on or before June 30, 2024, and effective on the closing date of the applicable issuance of a Capital Raise:

(1)            Metropolitan (through one or more Lenders, its Approved Funds or a combination thereof, in Metropolitan’s sole and absolute discretion) will invest an additional amount in cash equal to $3,000,000 in the Capital Raise (such that Metropolitan’s aggregate cash following the Fourth Amendment Effective Date equals $6,000,000) on the same terms and in the same security as the issuance in the Capital Raise in which such funds will be invested;

(2)           Clause (b) of the definition of “PIK Limit” shall be amended to add the months ending October 31, 2024, November 30, 2024 and December 31, 2024;

(3)           the Interest Rate shall remain at eight percent (8%) per annum through December 31, 2024, at which time it will revert to fourteen percent (14%) per annum, with seven percent (7%) payable in cash and seven percent (7%) payable as PIK Interest;

(4)           clause (a) of the definition of Maturity Date shall be amended to delete “March 31, 2025” and replace it with “September 30, 2025”;

(5)           the Agent will agree to allow the Loan Parties to defer payment on the Monitoring Fee for the periods ending March 31, 2024, June 30, 2024 and September 30, 2024 until December 31, 2024, provided that the Agent shall have the option, in its sole discretion, to convert all or a portion of such accrued and unpaid Monitoring Fees into new common stock (or, at each Lender’s option with respect to its portion of the Outstanding Balance, warrants to purchase common stock with an exercise price of $0.01 per share) of the Parent at a price per share (or in the case of warrants, for a number of shares calculated based on a price per share) equal to the greater of (i) the 15-Day VWAP23 for the Parent’s common stock as of the date of conversion (as set forth in a written notice to the Agent, setting forth in reasonable detail the calculation of the applicable 15-Day VWAP, which calculation shall be subject to the Agent’s written approval, acting reasonably) and (ii) the fully-diluted average per share price for all common stock issued in the applicable issuance of the Capital Raise (including any common stock underlying any convertible debt, warrants, options or similar instruments sold to investors, or common stock, convertible debt, warrants, options or similar instruments provided as an equity “kicker” in such Capital Raise);

(6)           the Lenders shall cause the holders of the Penny Warrants which are Lenders or their designees held by the Lenders or their designees, to provide written waivers of the anti-dilution protection set forth in Section 2(b) thereof solely for the applicable issuance under the Capital Raise, subject in each case, to Parent receiving from (1) Presto CA LLC (and any assignee of such entity) a substantially similar written waiver of the anti-dilution protection set forth in Section 4.11 of that certain Securities Purchase Agreement, dated October 10, 2023 solely for the applicable issuance under the Capital Raise; (2) the purchasers of shares in Parent via Common Stock Purchase Agreements, each dated as of November 16, 2023, substantially similar written waivers of the anti-dilution protection set forth in Article IV of each Common Stock Purchase Agreement solely for the applicable issuance under the Capital Raise, and (3) all other holders of Equity Interests of the Parent which would be entitled to antidilution protection (covering all such Equity Interests entitled to antidilution protection), substantially similar written waivers in connection with the applicable issuance under the Capital Raise; and

(7)          the Lenders will convert, at the Lenders’ option and so long as no Default or Event of Default has occurred and is continuing (other than, during the Forbearance Period, the Forbearance Defaults) up to $5,000,000 of the Outstanding Balance into new common stock (or, at each Lender’s option with respect to its portion of the Outstanding Balance, warrants to purchase common stock with an exercise price of $0.01 per share) of the Parent at a price per share (or in the case of warrants, for a number of shares calculated based on a price per share) equal to the greater of (i) the 15-Day VWAP for the Parent’s common stock as of the date of conversion (as set forth in a written notice to the Agent, setting forth in reasonable detail the calculation of the applicable 15-Day VWAP, which calculation shall be subject to the Agent’s written approval, acting reasonably) and (ii) the fully-diluted average per share price for all common stock issued in the applicable issuance of the Capital Raise (including any common stock underlying any convertible debt, warrants, options or similar instruments sold to investors, or common stock, convertible debt, warrants, options or similar instruments provided as an equity “kicker” in such Capital Raise).

2 “15-Day VWAP” means the quotient of (x) the sum of the VWAP of Parent’s common stock of each of the fifteen (15) consecutive trading days ending at the close of business on the principal securities exchange or securities market immediately prior to the time of calculation, divided by (y) fifteen (15)

3 “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Agent.

(iv)          Metropolitan’s obligations under Sections 8(i), 8(ii) and 8(iii) (whether funding new capital, converting or forgiving any portion of the Obligations, amending terms of the Credit Agreement, or otherwise) shall further be contingent on (A) the Loan Parties delivery to the Agent, no later than two (2) Business Days prior to the issuance under the applicable Capital Raise identified in Section 8(i), 8(ii) or 8(iii), as applicable, of written notice (in form and substance acceptable to Agent, in its sole discretion) (1) setting forth (i) the terms of such issuance, (ii) the date of closing of such issuance, (iii) the aggregate gross cash proceeds and Net Cash Proceeds of such issuance and the Capital Raise as a whole, and (2) attaching copies of all substantially final documentation in connection with such issuance, (B) the Loan Parties and the Significant Stockholders reaffirming the provisions of Section 20 of this Agreement through and as of the applicable date of issuance, (C) the Loan Parties having appointed an independent member of the Parent’s Governing Body, whose independence is acceptable to the Agent in its sole discretion, and (D) appropriate documentation acceptable to the Agent and the Lenders in their sole discretion. Any election by the Loan Parties under Sections 8(i), 8(ii) or 8(iii) must be made in conjunction with the closing of an issuance of a Capital Raise, with any conversion, forgiveness, new capital funding or other obligation of the Agent, Metropolitan or any Lender being effective contemporaneously with the applicable issuance under a Capital Raise.

9.             Amendments to the Credit Agreement

(i)             Effective immediately upon the Effective Date:

(1)           The definition of “Loan Documents” shall be amended and restated by deleting the text thereof in its entirety and replacing it with:

“Loan Documents”: this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Security Documents, the Notes, the Warrant Subscription Agreement, the Warrants, the Founder Shares Transfer Agreement, the Registration Rights Agreements, each Perfection Certificate, each Compliance Certificate, the Fee Letter, each Notice of Borrowing, each Payment Notice and any other document or instrument evidencing, securing or otherwise governing the Obligations and any amendment, restatement, supplement or other modification to any of the foregoing.

(2)           The definition of “PIK Limit” shall be amended and restated by deleting the text thereof in its entirety and replacing it with the following:

“PIK Limit”: with respect to any payment of interest due on any Interest Payment Date, an amount equal to (a) with respect to the Interest Payment Dates occurring on September 30, 2023, October 31, 2023, November 30, 2023, December 31, 2023, and January 31, 2024, one hundred percent (100%) of such payment of interest (exclusive of the portion of such interest attributable to the implementation of the Default Rate or Protective Advance Rate, if any), (b) with respect to the Interest Payment Dates occurring on February 29, 2024, and March 31, 2024 (i) so long as the Forbearance Termination Date has not yet occurred, one hundred percent (100%) of such payment of interest (exclusive of the portion of such interest attributable to the implementation of the Default Rate or Protective Advance Rate, if any) and (ii) if the Forbearance Termination Date has occurred, zero percent (0%) of such payment of interest, (c) with respect to any Interest Payment Date occurring on or after June 30, 2024, zero percent (0%) of such payment of interest, unless (in the case of clause (b)(ii) or (c)) Borrower both (i) submits a written request to Agent to increase such payment of interest to one hundred percent (100%) at least ten (10) days prior to such Interest Payment Date, and (ii) Agent approves such request in its sole and absolute discretion.

(3)           The definition of “Unrestricted Cash” shall be amended and restated by deleting the text thereof in its entirety and replacing it with the following:

“Unrestricted Cash”: as of any date of determination, the sum of (i) all unrestricted balance sheet cash of the Borrower that is on deposit in any Deposit Account that is, subject to Section 5.13(b), subject to a Control Agreement in favor of the Agent, and (ii) all unrestricted Cash Equivalents of the Borrower held in a Securities Account that is, subject to Section 5.13(b), subject to a Control Agreement in favor of Agent, in each case, exclusive of any amounts in the Cash Collateral Account.

(4)            The following definitions shall be inserted in appropriate alphabetical order:

“Forbearance Termination Date”: has the meaning ascribed to such term in the Fourth Amendment.

“Fourth Amendment Effective Date”: January 22, 2024.

“Fourth Amendment”: that certain Forbearance and Fourth Amendment to Credit Agreement, dated as of the Fourth Amendment Effective Date, by and among the Borrower, Parent, the other Loan Parties thereto, the Agent and the Lenders.

(5)           The definition of “Minimum Unrestricted Cash Amount” shall be amended by:

a.                   deleting “and” between “$1,100,000” and “(b)”

b.                  amending and restating clause (b) by deleting the text thereof and inserting: “(b) from and after the Second Amendment Effective Date and through and until (but excluding) the Fourth Amendment Effective Date, as of any date of determination, an amount equal to $10,000,000”

c.                   inserting new clauses (c), (d) and (e) as follows: “(c) from and after the Fourth Amendment Effective Date through January 29, 2024, as of any date of determination, an amount equal to $0, (d) from January 30, 2024 through February 28, 2024, as of any date of determination, an amount equal to $1,000,000, and (e) from and after February 29, 2024, as of any date of determination, an amount equal to $2,500,000.”

(6)           Section 2.4(b)(i) shall be amended by deleting “five percent (5%)” and inserting “ten percent (10%)” in lieu thereof.

(7)           Section 2.6(g) shall be amended by deleting “ten percent (10%)” in clause (i) of the definition of “Protective Advance Rate” and inserting “fifteen percent (15%)” in lieu thereof.

(8)           Section 5.1(h) shall be amended and restated by deleting the text thereof in its entirety and replacing it with the following:

(h)           Borrower shall deliver, by no later than Friday of each week, a report in form and detail reasonably acceptable to Agent, setting forth Borrowers results in key performance metric requested by Agent from time to time, including, without limitation, a report regarding progress with CKE roll outs, opportunities, and franchise agreements, including opportunity names and identities, signed and potential location counts, projected and contracted annual recurring revenue, monthly fees, and monthly billings in form and detail as previously provided by the Agent, and otherwise acceptable to Agent.

(9)           A new Section 5.1(i) shall be added as follows:

(i)        Borrower shall deliver, by no later than Monday of each week, (i) an updated cash flow forecast for the Loan Parties and their Subsidiaries, by week and line item, showing the Loan Parties disbursements and expenses for the immediately upcoming thirteen (13) week period, in the form delivered to the Agent on the Fourth Amendment Effective Date, (ii) a report setting forth (A) for the immediately preceding calendar week (ending on the Sunday immediately preceding the applicable Monday reporting deadline) and (B) for the cumulative period from the Fourth Amendment Effective Date through the immediately preceding Sunday, the actual and forecasted results for such calendar week and cumulative post-Fourth Amendment Effective Date time period, respectively, by line item in such Cash Flow Forecast, together with a reasonably detailed written explanation of all material variances (it being understood that a variance of at least 3% for any line item or in the aggregate shall be material for purposes hereof) and (iii) an updated accounts payable aging report as of the close of business on the most recent Friday, together with a comparison to the most recently delivered aging report on a line item basis, and a calculation of the covenant set forth in Section 6.17(b).

(10)         Section 6.4 shall be amended by:

a.                   deleting “and” at the end of clause (f);

b.                   deleting “.” at the end of clause (g) and inserting “; and” in lieu thereof; and

c.                   inserting the following as new clause (h): “(h) Dispositions of any of the Loan Parties’ rights, title or interest in the XAC Litigation (or any proceeds thereof) on terms and conditions approved by the Agent in its sole discretion, such approval not to be unreasonably withheld.”

(11)         Section 6.17(b) shall be amended and restated by deleting the text thereof in its entirety and replacing it with the following:

(b)        At all times following the Fourth Amendment Effective Date, the Loan Parties shall not permit the aggregate amount of accounts payable more than sixty (60) days past due to exceed $1,000,000 at any one time.

(12)         Section 7.1(p) shall be amended and restated by deleting the text thereof in its entirety and replacing it with the following:

(p)       the Loan Parties’ (i) chief financial officer resigns, is terminated, has his/her/their duties materially reduced, changes positions or otherwise fails to serve in the role and perform the duties of chief financial officer and a replacement reasonably acceptable to the Agent is not appointed within sixty (60) days thereafter or (ii) chief executive officer resigns, is terminated, has his/her/their duties materially reduced, changes positions or otherwise fails to serve in the role and perform the duties of chief executive officer and such chief executive officer is not replaced with a chief restructuring officer or person with significant restructuring, turnaround and insolvency experience reasonably acceptable to the Agent within ten (10) Business Days thereafter.

10.           Other Waivers; Reservation of Rights.

(i)            The Agent and Lenders have not waived, nor do they have any intention of waiving, any Events of Default or Unmatured Defaults which may be continuing on the Effective Date or any Events of Default which may occur after the Effective Date (whether the same or similar to the Forbearance Defaults or otherwise), and the Agent and Lenders have not agreed to forbear with respect to any of their respective rights or remedies concerning any other Events of Default or Unmatured Defaults (other than, during the Forbearance Period, the Forbearance Defaults to the extent expressly set forth herein), occurring at any time.

(ii)           Subject to Section 7 above (solely with respect to the Forbearance Defaults), the Agent and Lenders reserve the right, in their sole and absolute discretion, to exercise any or all of their respective rights and remedies under the Loan Documents as a result of any other Events of Default or Unmatured Defaults occurring at any time. The Agent and Lenders have not waived any of such rights or remedies, and nothing in this Agreement, and no delay on the Agent’s or any Lender’s part in exercising any such rights or remedies, should be construed as a waiver of or limitation on such rights or remedies. Each Loan Party shall continue to comply with all limitations, restrictions, covenants and prohibitions that would otherwise be effective or applicable under the Loan Documents.

11.           Additional Defaults. Each of the Loan Parties acknowledges, confirms, and agrees that any misrepresentation by any Loan Party, or any failure of any Loan Party to comply with the covenants, conditions, and agreements contained in this Agreement, any other Loan Document, or any other agreement, document, or instrument at any time executed and/or delivered by such Loan Party with, to or in favor of the Agent or the Lenders, shall constitute an immediate Event of Default under this Agreement and the other Loan Documents. In the event any person other than the Agent and the Lenders shall at any time, for any reason, exercise any of its rights or remedies against any Loan Party or such Loan Party’s property or assets which would in any way affect the Collateral or the Agent’s liens thereon on rights thereto, such event shall constitute an immediate Event of Default hereunder and an Event of Default under the Loan Documents.

12.           Capital Raise.

(i)            Updates. At such times reasonably requested by Agent, the Loan Parties and the Investment Banker in respect of the Capital Raise shall conduct a telephonic meeting, to be attended by management representatives of the Loan Parties, the Investment Banker, and Agent, during which the Loan Parties and the Investment Banker shall present to Agent on the work done and planned to be done by the Investment Banker and the Loan Parties in connection with each Capital Raise and the results and projected results of such work.

(ii)           Cooperation. During the Forbearance Period and at all times thereafter, the Loan Parties shall (i) maintain an independent committee of the Parent’s board of directors to work with the Agent and the Lenders on the development and execution of a strategic plan for the Loan Parties and the Obligations in the event that the Forbearance Period terminates (an “Alternative Path”) and (ii) direct Teneo and an Investment Banker (which shall not be the Investment Banker assisting the Loan Parties on the Capital Raise) to work with the Agent and the Lenders in the development and execution of the Alternative Path, including the identification and solicitation of additional financing sources for the Loan Parties. The Loan Parties shall fully cooperate with, and shall not impede, contest or otherwise interfere with such efforts.

(iii)           Access to Records. The Loan Parties shall (i) provide access to their properties and systems (including remote access as may be requested) the Agent, the Lenders, Teneo and the applicable Investment Banker (Teneo and such Investment Banker collectively “Loan Party Professionals”), as well as professionals hired by the Agent or the Lenders (the “Lender Professionals” and, collectively with the Loan Party Professionals, the “Professionals” and each a “Professional”) as frequently as any such Professional reasonably determines to be appropriate in order to perform the agreed scope of work under their respective engagements; (ii) make the Loan Parties’ directors, officers, employees and advisors available for meetings and discussions with Agent and/or the Professionals at such times as shall be reasonably requested; (iii) permit the Professionals to conduct monitoring and evaluations of the Loan Parties’ finances, financial condition, business and operations; (iv) furnish information when reasonably requested and permit Agent and the Professionals to inspect and obtain copies (including electronic data), as available, from the Loan Parties’ books and records; and (v) provide timely updates to the Agent and Professionals on any changes in the business or expected financial performance that could reasonably be expected to have a material effect on the affairs of the Loan Parties. The Lender Professionals are also entitled to meet with the Loan Party Professionals and the Loan Parties’ counsel.

(iv)          Ordinary Course Operations. Except as otherwise set forth in the Credit Agreement, the Loan Parties shall continue to operate in the ordinary course of business until all obligations to the Agent and Lenders are satisfied in full or as otherwise consented to by the Agent and Lender in their sole and absolute discretion.

(v)           Additional funding. During the Forbearance Period, but in contemplation of the termination of the Forbearance Period, Agent, the Lenders and the Loan Parties agree to explore and consider (1) an Alternative Path and (2) a potential new investment by Agent and/or the Lenders in the Loan Parties to bridge the Loan Parties’ liquidity needs towards such Alternative Path (together the “New Transaction”); provided, however, that this section is not binding on the Agent, any Lender or Loan Parties, will not be construed to be an offer, agreement, agreement in principle, agreement to agree, or commitment to enter into a New Transaction, and no binding obligation of Agent or any Lender (with respect to a New Transaction or otherwise) will arise herefrom other than pursuant to the terms of mutually agreeable definitive documentation which is duly executed by all parties thereto. Agent and the Lenders may at any time decline any further consideration of financing or participating in a New Transaction. This section shall not be construed to create a fiduciary relationship or joint venture between Agent, any Lender and any Loan Party. Any New Transaction is subject to the consideration and approval of Agent, each Lender and their respective investment committees, in their sole and absolute discretion.

13.           Covenants.

(i)             Each of the Loan Parties signatory hereto acknowledges, confirms, and agrees to provide the Agent with whatever additional documentation it may reasonably request or require, and to take all such actions and deliver such documents necessary or desirable, or reasonably requested by the Agent, to document, perfect, or continue the perfections of the Liens and security interests required under the Loan Documents.

(ii)            Each of the Loan Parties acknowledges, confirms, and agrees that it will not pledge, mortgage, create a lien on, or allow a lien or encumbrance on the Collateral, other than a lien or encumbrance in favor of the Agent, for the ratable benefit of the Secured Parties, without the Lenders’ prior written consent.

14.           Conditions Precedent to Effectiveness of this Agreement. The effectiveness of the terms and provisions of this Agreement shall be subject to the following conditions precedent:

(i)            Agent’s and each Lender’s receipt of this Agreement, duly authorized, executed, and delivered by each signatory hereto, together with such other documents, agreements and instruments as Agent or any Lender may require or reasonably request;

(ii)           [reserved];

(iii)          The Agent’s receipt, for the benefit of the Lenders, of the Forbearance Fee as set forth herein;

(iv)          The Agent’s receipt of a thirteen (13)-week cash flow forecast for the Loan Parties and their Subsidiaries for the thirteen (13)-week period commencing on January 7, 2024, in form and detail acceptable to the Agent; and

(v)           All certifications, representations and warranties set forth in this Agreement shall be true and correct.

15.           Effective Agreement. Except as modified pursuant hereto, no other changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents hereby are ratified and confirmed by each of the Loan Parties as of the Effective Date. To the extent of conflict between the terms of this Agreement and the other Loan Documents, the terms of this Agreement govern and control. Subject to the foregoing, the Loan Documents and this Agreement shall be read and construed as one agreement.

16.          Costs and Expenses. Each of the Loan Parties absolutely and unconditionally, jointly and severally, agrees to pay to the Agent and the Lenders, on demand at any time, all reasonable fees and disbursements, including, but not limited to, the fees of any counsel to the Agent and the Lenders arising out of or in connection with the Forbearance Defaults and any steps or activities taken in connection therewith in respect of the Loan Documents, evaluating and enforcing their rights and remedies thereunder, and the preparation, negotiation, execution, delivery, or enforcement of this Agreement or the Loan Documents, the exploration, development, preparation, negotiation, execution, delivery or enforcement of the Alternative Path, and any agreements contemplated hereby and expenses which shall be at any time incurred or sustained by the Agent or any Lender or any of their respective directors, officers, employees, or agents as a consequence of or in any way in connection with the preparation, negotiation, execution, or delivery of this Agreement and any documents contemplated hereby.

17.           Further Assurances. The Loan Parties shall execute and deliver such additional documents and take such further action as may be necessary or desirable to effectuate the provisions and purposes of this Agreement.

18.           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Agent, the Lenders and their respective successors and assigns.

19.           Survival of Representations and Warranties. All representations and warranties made in this Agreement or any other document furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other documents, and no investigation by the Agent or any Lender or any closing shall affect the representations and warranties or right of the Agent or any Lender to rely upon them.

20.          Release.

(i)            In consideration of the agreements of the Agent and Lenders contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party, on behalf of itself and its past, present and future Subsidiaries, successors, assigns, managers, members, officers, directors, agents, employees, professionals and other representatives (solely in their capacity as such and not in any other capacity) (the “Loan Party Releasing Parties,” and each, a “Loan Party Releasing Party”), and each Significant Stakeholder (as identified on the signature pages hereto), on behalf of itself and its past, present and future successors and assigns (the “Stockholder Releasing Parties,” and each, a “Stockholder Releasing Party,” and together with the Loan Party Releasing Parties, the “Releasing Parties,” and each, a “Releasing Party”), hereby absolutely, unconditionally, and irrevocably releases, remises, and forever discharges the Agent and each Lender and each of their respective past, present and future stockholders, members, partners, managers, principals, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, professionals, agents, and other representatives, and their respective successors and assigns (the “Released Parties,” and each, a “Released Party”) of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages, and any and all other claims, counterclaims, defenses, rights of set off, demands, and liabilities whatsoever (each, individually, a “Claim,” and collectively, “Claims”) of every kind and nature, known or unknown, at law or in equity, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Released Parties, whether held in a personal or representative capacity, which any such Releasing Party may now or hereafter own, hold, have, or claim to have against any Released Party for, upon, or by reason of any circumstance, action, cause, omission, event or thing whatsoever which arises at any time on or prior to the Effective Date, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Agreement, the Loan Documents, or transactions contemplated hereunder or thereunder.

(ii)           Each Releasing Party understands, acknowledges, confirms, and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the provisions of such release. Each of the Loan Parties acknowledges and agrees that the foregoing release is a material inducement to the Agent’s and the Lenders’ execution of this Agreement and, but for the foregoing release, the Agent and the Lenders would not be willing to enter into this Agreement.

(iii)           Each Releasing Party agrees that no fact, event, circumstance, evidence, or transaction which could now be asserted or which may hereafter be discovered shall affect, in any manner, the final, absolute, and unconditional nature of the release set forth above.

(iv)          Each Releasing Party covenants and agrees never to institute or cause to be instituted or continue prosecution of, or to support, cooperate with or induce any other Person in connection with, any suit or other form of action or proceeding of any kind or nature whatsoever against any Released Party by reason of or in connection with any of the Claims.

(v)           Each Releasing Party covenants and agrees that in any suit or other form of action or proceeding brought in violation of this Section 20, (a) the Released Parties shall be entitled to payment of all fees, costs and expenses (including fees, costs and expenses of attorneys) incurred in connection with such suit or other form of action or proceeding from the applicable Releasing Party, and (b) the Releasing Parties shall indemnify and hold harmless the Released Parties with respect thereto to the fullest extent provided to the Indemnitees under Section 8.5 of the Credit Agreement, which the signatories hereto each acknowledge and agree to be bound for purposes of this Agreement, as if fully set forth herein. Any such payments made pursuant to this Section 20(v) shall be made at the time such indemnified amounts are incurred, and in any event within ten (10) Business Days of written demand therefor.

21.           Severability. The fact that any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable as to any particular situation shall not impair or invalidate the remainder of this Agreement or the application of such provision to any other situation.

22.           Reviewed by Attorneys. Each Loan Party represents and warrants to the Agent and each Lender that such Loan Party (i) understands fully the terms of this Agreement and the consequences of the execution and delivery of this Agreement, (ii) has been afforded the opportunity to discuss this Agreement with, and have this Agreement reviewed by, such attorneys and other persons as such Loan Party may wish, and (iii) has entered into this Agreement and executed and delivered all documents in connection here with of its own free will and accord and without threat, duress, or coercion of any kind by any person. Each Loan Party acknowledges and agrees that neither this Agreement nor the other documents executed pursuant hereto shall be construed more favorably in favor of one party than another based upon which party drafted the same, it being acknowledged that all the parties hereto contributed substantially to the negotiation and preparation of this Agreement and the other documents executed pursuant hereto or in connection herewith.

23.           Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York. The terms of Section 8.12 and Section 8.13 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

24.           Counterparts. This Agreement may be executed in any number of counterparts, and by each party on separate counterparts, but all of such counterparts shall together constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by PDF shall be effective as delivery of a manually executed counterpart of this Agreement.

25.          Amendments; Waivers; Consents. This Agreement may be amended, modified, supplemented or restated only by a written instrument executed by each of the parties hereto. The terms of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach, whether or not similar, and no such waiver shall operate or be construed as a continuing waiver unless so provided. No delay on the part of any party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

BORROWER:

PRESTO AUTOMATION LLC
(F/K/A E LA CARTE, LLC) (F/K/A VENTOUX MERGER SUB II LLC)

By:	/s/ Xavier Casanova
Name: Xavier Casanova
Title: Chief Executive Officer

PARENT:

PRESTO AUTOMATION INC. (F/K/A VENTOUX CCM ACQUISITION CORP.)

By:	/s/ Xavier Casanova
Name: Xavier Casanova
Title: Chief Executive Officer

[Signature Page to Forbearance Agreement]

AGENT:

METROPOLITAN PARTNERS GROUP ADMINISTRATION, LLC

By:	/s/ Paul K. Lisiak
Name: Paul K. Lisiak
Title: Managing Partner

[Signature Page to Forbearance Agreement]

LENDERS:

METROPOLITAN LEVERED PARTNERS FUND VII, LP

By: MPF VII GP, LLC its General Partner

By:	/s/ Paul K. Lisiak
Name: Paul K. Lisiak
Title: Managing Partner

METROPOLITAN PARTNERS FUND VII, LP

By: MPF VII GP, LLC its General Partner

By:	/s/ Paul K. Lisiak
Name: Paul K. Lisiak
Title: Managing Partner

METROPOLITAN OFFSHORE PARTNERS FUND VII, LP

By: MPF VII GP, LLC its General Partner

By:	/s/ Paul K. Lisiak
Name: Paul K. Lisiak
Title: Managing Partner

CEOF HOLDINGS LP

By: CORBIN CAPITAL PARTNERS, L.P., its Investment Manager:

By:	/s/ Steven Carlino
Name: Steven Carlino
Title: Chief Financial Officer

[Signature Page to Forbearance Agreement]

SIGNIFICANT STAKEHOLDERS:

ROMULUS CAPITAL I, L.P.

By: Romulus Capital Partners I, LLC, its General Partner

By:	/s/ Krishna Gupta
Name: Krishna Gupta
Title: Authorized Signatory

ROMULUS CAPITAL II, L.P.

By: Romulus Capital Partners II, LLC, its General Partner

By:	/s/ Krishna Gupta
Name: Krishna Gupta
Title: Authorized Signatory

ROMULUS CAPITAL III, L.P.

By: Romulus Capital Partners II, LLC, its General Partner

By:	/s/ Krishna Gupta
Name: Krishna Gupta
Title: Authorized Signatory

ROMULUS ELC B3 SPECIAL OPPORTUNITY, L.P.

By: Romulus GP, its General Partner

By:	/s/ Krishna Gupta
Name: Krishna Gupta
Title: Authorized Signatory

[Signature Page to Forbearance Agreement]

ZAFFRAN SPECIAL OPPORTUNITIES LLC

By:	/s/ Krishna Gupta
Name: Krishna Gupta
Title: Authorized Signatory

KKG ENTERPRISES LLC

By:	/s/ Krishna Gupta
Name: Krishna Gupta
Title: Authorized Signatory

PRESTO CA LLC

By:	/s/ Joseph McCoy
Name: Joseph McCoy
Title: Authorized Signatory

[Signature Page to Forbearance Agreement]

SCHEDULE A

Forbearance Defaults

Existing Defaults

•	An Event of Default pursuant to Section 7.1(a) of the Credit Agreement as a result of the Borrowers’ failure to timely make payment on January 2, 2024, of the Monitoring Fee for the period ended December 31, 2023, as defined in the Third Amended and Restated Fee Letter, as and when due pursuant to Section 2.3 of the Credit Agreement.

•	An Event of Default pursuant to Section 7.1(c)(i) of the Credit Agreement as a result of the Loan Parties’ failure to provide, on or prior to December 31, 2023, either (i) newly-executed MSAs for all existing customers, implementing an upgrade to the Next Generation Technology (ii) a Touch Business Plan that has been approved by the Agent, to wind-down the Touch Business as required pursuant to Section 5.20 of the Credit Agreement.

Anticipated Defaults

•	An Event of Default pursuant to Section 7.1(p) of the Credit Agreement as a result of the Loan Parties’ failure to appoint a new Chief Financial Officer reasonably acceptable to the Agent following Nathan Cook’s resignation within ninety (90) days of the resignation.

SCHEDULE B

Convertible Note Terms

•	No cash payments of interest, principal, fees or other amounts due thereunder prior to maturity

•	Unsecured obligations

•	Maturity Date at least 180 days following the latest Maturity Date of the Loans (after giving effect to the extension set forth in Section 8(iii)(4) of this Agreement)

•	No financial covenants or material operational covenants

•	Subject at all times to a subordination agreement with the Agent, in form and substance acceptable to the Agent in its sole discretion

•	Convertible into common stock of the Parent only

•	Mandatorily and automatically convertible into common stock of the Parent upon a “Change of Control” or “Qualified Financing”:

o	“Qualified Financing” means the issuance and sale by the Parent of its Equity Interests (or securities convertible into Equity Interests) to investors in one or more financings following the [issuance date of the notes] with total gross proceeds to the Loan Parties of, in the aggregate, not less than $10,000,000 (excluding the conversion of the Notes).

o	“Change of Control” means (i) a consolidation or merger of the Parent or the Borrower with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Parent or the Borrower immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Parent or the Borrower is a party in which in excess of 20% of the Parent’s or the Borrower’s voting power is transferred; (iii) any transaction or series of transactions in which a “person” or a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) shall (A) become, or obtain rights (whether by means of common stock, warrants options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 25% or more of the ordinary voting power or economic interests of Parent or the Borrower (determined on a fully diluted basis) or (B) have obtained the power (whether exercised or not) to elect a majority of the members of the board of directors (or any similar governing body) of Parent or the Borrower, as applicable; or (iii) the sale or transfer of all or substantially all of the Parent’s or the Borrower’s assets, or the exclusive license of all or substantially all of the Parent’s or the Borrower’s material assets and/or material intellectual property.

•	Otherwise with terms and provisions customary for instruments of this kind and in form and substance reasonably acceptable to the Agent